April 1, 2009

Future Canada China Environment Inc
Suite 437 – 114 West Magnolia Street
Bellingham, Washington
USA. 98225

Dear Mr. Young,

This letter sets forth the basis on which Network 1 Financial Securities, Inc (“Network”) is engaged by Future Canada China Environment Inc, (the “Company”) to act as its financial advisor for its finance and acquisition program for a six-month period beginning the date of this agreement.

1.	Performance of Services - Network shall provide the following services:

Acquisitions:

Network 1 will work with the Company’s staff in developing acquisition criteria both from the point of view of business compatibility and financial acceptability.

(a)

Network will assist the Company in identifying companies in the targeted industries, which may include public companies, divisions of public companies, and privately held companies, and after evaluating such companies, assist in ranking them in terms of priority.

(b)

Network will gather financial information on target companies. In those cases where the company, or a division of a public company, Network will utilize its contracts and sources of information to develop as complete a financial profile as possible. In the event outside consulting studies are desirable, Network will recommend such consultants and be prepared to retain them on behalf of the Company, with the Company’s prior approval.

(c) Network will evaluate the target companies from a financial viewpoint, providing an opinion as to value and the price level necessary to consummate a transaction.

(d) Network will contribute to the analysis of the target company’s desirability from both a business and product viewpoint, combining these conclusions with the judgment as to the likelihood of success.

Corporate Planning and Development:

(a)	Network 1 will work with the Company on research and development planning as far as financial commitments.

(b)
Network 1 will introduce the Company to parties that will be able to assist the Company in the mineral and fertilizer, green eco friendly products, and any other industry that could be helpful in the development of the Company’s business or any other goal that may pretain to the business plan set forth by Future Canada China Enviroment Inc.

(c)	Network 1 will introduce the Company to parties in the financial community that follow the industry with a particular interest that meet the goals of Future Canada China Enviroment Inc.

(d)	Should the Company request, Network 1 will act as a liaison between shareholders and the Company.

2.	Financing

Should the company require additional capital on order to finance a specific acquisition and wish to raise these funds through a secondary issue of equity or private placement, the Company may request Network to serve as its investment banker for said purpose. Such financing shall occur at such time as the Company, in its sole discretion, shall deem appropriate. Terms, conditions, and compensation for said financing will be discussed when the Company requests Network 1 to raise funds through private placement.

3.	Compensation for Services

The Company agrees to issue to Network 1 or its designees 100,000 restricted common shares upon the execution of this agreement. In addition, if the Company or any of its affiliates acquire by means of merger, consolidation, joint venture, exchange offer, purchase of stocks or assets or other transactions, an entity as a result of submissions or introductions made by Network during the period of this Agreement, or if the Company uses the services of Network in conducting or assisting in negotiations in structuring a transactions with any party, the Company shall pay Network, or cause Network to be paid, at the closing of said transaction, a transaction fee to be negotiated prior to the time of transaction. The company, FCCE, shall pay for all legal and transfer fees in regards to unrestricting said shares.

4.	Indemnity

Each party shall indemnify the other and its partners, officers, directors, and employees against all claims, damages, liability, and litigating expenses (including the expense of investigation and defending such claims) as the same as incurred, relating to or arising out of its activities hereunder , except to the extent that any claims, damages, liability, or expense, if found on a final judgment by a court of law to have resulted from the other’s willful misconduct or gross negligence in performing the services described above.

5.	Termination

This Agreement may be terminated after three months and must be agreed upon by both parties, at the end of any subsequent calendar month. The terminating party shall give written notice to the other party at least ten days prior to such termination. However, the 100,000 shares issued as inducement to enter into this agreement, shall remain in full force and effect upon termination of this agreement.

6.	Entire Agreement

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding, and agreements between the parties. This Agreement cannot be modified or change, nor can any of its provisions be waived, except in writing signed by all parties. However, all shares issued pursuant to this Agreement will remain in effect.

7.	Governing Law

This Agreement shall be governed by the laws of the State of New York. The parties hereto agree to submit to the jurisdiction of the Supreme Court of the State of New York for the determination of any dispute arising this Agreement or in any action to enforce the terms hereof.

Please confirm the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this letter.

Very truly yours,

By:	/s/ William Hunt
William Hunt
Network 1 Financial Securities

Accepted and Agreed to:

By:	/s/ Paul Young
Paul Young
President & CEO
Future Canada China Environment, Inc.